Exhibit 99.23(a)(ii)

AMENDMENT TO DECLARATION OF TRUST

To the Secretary of State of the

Commonwealth of Massachusetts

It is hereby stated that:

1.  This document constitutes an Amendment to the Amended and Restated Declaration of Trust (the “Declaration”) of The Park Avenue Portfolio (the “Trust”) dated January 8, 1993.

2.  The Declaration amended by this document was filed with the Secretary of State of the Commonwealth of Massachusetts on January 12, 1993.

3.  The amendments to the Declaration effected by this document are as follows:

(a)           Paragraph 1 of Article IV, Section 5 of the Declaration is deleted and replaced by the following:

SECTION 5. Number of Trustees. The number of Trustees serving hereunder at any time shall be determined by the Trustees themselves, but shall not be less than five (5) nor more than twelve (12). No decrease in the number of Trustees shall have the effect of removing any Trustee from office prior to expiration of his term, except that the number of Trustees may be decreased in conjunction with the removal of a Trustee pursuant to Section 2 of this Article IV.

(b)           Paragraph 1 of Article XII, Section 7 of the Declaration is deleted and replaced by the following:

SECTION 7. Amendments. Except as specifically provided in this Section 7, the Trustees may, without Shareholder vote, restate, amend or otherwise supplement this Amended and Restated Declaration of Trust. Shareholders shall have the right to vote on (i) any amendment that would affect their voting powers granted in Article VIII, Section I hereof, (ii) any amendment to this Section 7 of Article XII; (iii) any amendment that may require their vote under applicable law or by the Trust’s registration statement, as filed with the Securities and Exchange Commission, and (iv) any amendment submitted to them for their vote by the Trustees. Any amendment that shall affect the Shareholders of one or more Series (or one or more Classes), but not the Shareholders of all outstanding Series (or Classes) shall be authorized by a vote of the Shareholders of each Series affected and no vote of Shareholders of a Series not affected shall be required. Copies of any amendments to this Amended and Restated Declaration of Trust shall be filed as specified in Section 5 of this Article XII.

4.  The amendments herein provided for were authorized by a vote of the majority of the outstanding voting securities of the Trust at a meeting of Shareholders of the Trust held on November 15, 2005.

IN WITNESS WHEREOF, the undersigned has executed this Amendment on December 16, 2005.

/s/ Joseph A. Caruso
Joseph A. Caruso
Senior Vice President and Secretary
of The Park Avenue Portfolio

ACKNOWLEDGEMENT

STATE OF NEW YORK	)
) SS.:
COUNTY OF NEW YORK	)

On this 16th day of December, 2005, before me personally appeared Joseph A. Caruso, known to me to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed.

/s/ Susanne Perez
Notary Public

My commission expires:

Susanne Perez
Notary Public, State of New York
No. 01PE5011287
Qualified in Suffolk County
Commission Expires May 20, 2007